Exhibit (d)(3)

Execution Version

TENDER AGREEMENT

This TENDER AGREEMENT (this “Agreement”), dated as of July 6, 2016, is entered into by and among, CVP II, Inc., an international business company organized and existing under the laws of Anguilla (“Shareholder”), Avast Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (“Parent”), and Avast Software B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands and a direct wholly owned subsidiary of Parent (“Buyer”).

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Buyer and AVG Technologies N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (the “Company”), are entering into a Purchase Agreement, dated as of the date hereof (as the same may be amended or modified after the date hereof, the “Purchase Agreement”), providing for, among other things, (a) Buyer to commence a tender offer (such offer, as the same may be amended or modified from time to time as permitted by the Purchase Agreement, the “Offer”) for each issued and outstanding ordinary share, with a nominal value of €0.01 per share, of the Company (the “Shares”), and (b) the Reorganization, including, if applicable, the Asset Sale (each as defined in the Purchase Agreement) of the Company following the Offer; and

WHEREAS, as a condition of and inducement to, Parent’s and Buyer’s willingness to enter into the Purchase Agreement, Parent and Buyer have required that Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth in this Agreement, the parties hereby agree as follows:

Section 1 Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in this Section 1, or if not defined in this Section 1, the respective meanings ascribed to them in the Purchase Agreement:

“Acquisition Agreement” means a letter of intent, agreement-in-principle, definitive acquisition agreement or similar agreement that contemplates an Alternative Transaction Proposal.

“Additional Owned Shares” means all Shares and any other Company Securities that are beneficially owned by Shareholder or any of its respective controlled Affiliates and are acquired after the date hereof and prior to the termination of this Agreement.

“Affiliate” has the meaning set forth in the Purchase Agreement; provided, however, that the Company shall not be deemed to be an Affiliate of Shareholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 promulgated under the 1934 Act.

“Covered Shares” means the Owned Shares and Additional Owned Shares.

“Disclosed Owned Shares” has the meaning assigned thereto in Section 6(a) hereof.

“Equity Interests” means any share of capital stock of a Person or any securities (including debt securities) convertible into, or exchangeable or exercisable for, any such shares of capital stock or any options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments obligating such Person to issue, transfer or sell any shares of capital stock or other equity interest in such Person.

“Owned Shares” means all 1,408,351 Shares which are beneficially owned by Shareholder or any of its respective controlled Affiliates as of the date hereof.

“Permitted Transfer” means (a) a Transfer of Covered Shares by any Shareholder to a controlled Affiliate of such Shareholder; provided that (i) such controlled Affiliate shall remain a controlled Affiliate of such Shareholder at all times following such Transfer and (ii) prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent and Buyer a written agreement, in form and substance reasonably acceptable to Parent, to assume all of such Shareholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as such Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as such Shareholder shall have made hereunder or (b) the Transfer of Covered Shares made with Buyer’s prior written consent.

“Transfer” means, with respect to a Covered Share, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such Covered Share or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

Section 2 Tender of the Shares. (a) Shareholder hereby agrees that it shall tender its Covered Shares or cause its Covered Shares to be tendered, into the Offer (i) in the case of Owned Shares, promptly and in any event no later than ten (10) Business Days following the commencement of the Offer, and (ii) in the case of Additional Owned Shares that are Shares, promptly after such Shares were obtained but, in each case, if Shareholder has not received the Offer Documents by such time, within five (5) Business Days following receipt of such documents, but in any event prior to the Expiration Time, free and clear of all Liens. Subject to Section 8 hereof, Shareholder agrees that it will not withdraw such Covered Shares, or cause such Covered Shares to be withdrawn, from the Offer at any time.

(b) If the Offer is terminated or withdrawn by Buyer, this Agreement is terminated pursuant to Section 8 or the Purchase Agreement is terminated in accordance with the terms thereof prior to the purchase of the Covered Shares in the Offer, Parent and Buyer shall promptly return, and shall cause any depository acting on behalf of Parent and Buyer to return, all the Covered Shares tendered by Shareholder in the Offer to such Shareholder.

Section 3 Voting Agreement. At any meeting of the shareholders of the Company, including the EGM, and at every adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of the Company is sought as to a matter described in any of clauses (a) through (i) below (each, a “Company Shareholders Meeting”), each Shareholder agrees that it shall, and if shares are held by a nominee for such Shareholder, shall cause the holder of record of any Covered Shares to (i) appear at each such meeting or otherwise cause all Covered Shares beneficially owned by it as of the record date to be counted as present thereat for purposes of calculating a quorum (as applicable) and (ii) vote (or cause to be voted), by proxy or in person, all Covered Shares beneficially owned as of the record date:

(a) for a resolution to, effective upon the Acceptance Time, (i) provide discharge to all of the existing members of the Management Board and Mr. J. Little (former member of the Management Board) and all of the existing members of the Supervisory Board and (ii) subject to Sections 2.04(f) and 2.05 of the Purchase Agreement, appoint such new members to the Boards as designated by Buyer, upon the binding nomination of the Supervisory Board, to replace the resigning members of the Boards;

(b) for the Asset Sale;

(c) for (i) a resolution to, subject to the number of Shares tendered pursuant to the Offer (including during the Subsequent Offering Period and during the Minority Exit Offering Period) falling within the Asset Sale Range, amend the articles of association of the Company for the purpose of, among other things, permitting the appointment by the general meeting of the Company of a liquidator, including the authorization of all members of the Management Board and any and all lawyers and paralegals practicing with De Brauw Blackstone Westbroek N.V. to execute such deed of amendment of the articles of association of the Company and (ii) a resolution to, subject to (A) the number of Shares tendered pursuant to the Offer (including during the Subsequent Offering Period and during the Minority Exit Offering Period) falling within the Asset Sale Range, (B) the amendment of the articles of association referred to under Section 2.04(iv)(A) of the Purchase Agreement and (C) completion of the Asset Sale, appoint as liquidator Stichting Vereffening AVG Technologies, a foundation (stichting) to be incorporated under Dutch law;

(d) for a resolution to, subject to (i) delisting of the Shares from the NYSE, (ii) the Asset Sale not being pursued, and (iii) the number of Shares tendered pursuant to the Offer (including during the Subsequent Offering Period and during the Minority Exit Offering Period) representing at least 80% of the outstanding Shares, (A) convert the Company from a public limited liability company (naamloze vennootschap) to a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), and (B) amend the Company’s articles of association in connection with the matters described in clause (A), including the authorization of all members of the Management Board and any and all lawyers and paralegals practicing with De Brauw Blackstone Westbroek N.V. to execute such deed of amendment of the articles of association of the Company;

(e) for the Second Step Distribution;

(f) against any Alternative Transaction Proposal or any proposal relating to an Alternative Transaction Proposal;

(g) against any Acquisition Agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or its Subsidiaries (other than the Purchase Agreement, the Asset Sale Agreement and the Reorganization);

(h) against any proposal, action or agreement that would reasonably be expected to (i) prevent or nullify any provision of this Agreement, (ii) result in a material breach of any covenant, representation or warranty or any other obligation or agreement contained in the Purchase Agreement, or (iii) result in any of the conditions set forth in Annex I of the Purchase Agreement not being fulfilled, or (iv) prevent or materially delay or impede the consummation of the Offer or the Asset Sale; and

(i) for any other matter submitted by the Company for shareholder approval at the EGM at the request of Buyer and related to the transactions contemplated by the Purchase Agreement; provided, however that (i) the Boards have made, and not withdrawn in accordance with the Purchase Agreement, the Company Recommendation, and (ii) nothing in this Agreement shall be interpreted as creating an obligation of the Company to submit any such request of Buyer for such shareholder approval.

Additionally, no Shareholder shall propose, commit or agree to take any action inconsistent with any of the foregoing clauses (a) through (i).

Section 4 No Disposition or Solicitation. (a) No Disposition or Adverse Act. Shareholder hereby covenants and agrees that, except as contemplated by this Agreement, the Purchase Agreement or the Offer Documents, such Shareholder shall not (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares, Equity Interests in the Company or any interest therein without the prior written consent of Parent (other than Permitted Transfers or transfers by operation of law, provided in each case this Agreement shall bind any transferee), (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all Covered Shares, Equity Interests in the Company or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares or Equity Interests in the Company inconsistent with such Shareholder’s voting or consent obligations in Section 3 hereof or (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or Equity Interests in the Company inconsistent with such Shareholder’s voting or consent obligations in Section 3 hereof. Any attempted Transfer of Covered Shares, Equity Interests in the Company or any interest therein in violation of this Section 4(a) shall be null and void.

(b) Non-Solicitation. Subject to Section 9 hereof and except to the extent expressly permitted by the Purchase Agreement, Shareholder shall not, and shall cause its controlled Affiliates and its or their respective Representatives not to, directly or indirectly, (A) solicit, initiate or take any action to knowingly facilitate, induce or encourage any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an Alternative Transaction Proposal, or (B) enter into, continue or otherwise knowingly participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way that could otherwise be expected to lead to, any Alternative Transaction Proposal. Shareholder shall, and shall cause each of its controlled Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal. Shareholder shall, and shall cause its controlled Affiliates and their respective Representatives to, immediately cease and terminate any existing solicitation, discussion or negotiation with any third-party with respect to any Alternative Transaction Proposal conducted by such Shareholder, its controlled Affiliates or its and their respective Representatives. Nothing in this Section 4 shall prohibit a Shareholder, its Subsidiaries and its and their respective Representatives from informing any Person of the existence of the provisions contained in this Section 4.

Section 5 Additional Agreements. (a) Certain Events. In the event of any stock split, consolidation, stock dividend, merger, demerger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition by any Shareholder or any of its controlled Affiliates of Additional Owned Shares or other Equity Interests of the Company, (i) the type and number of Covered Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other Equity Interests issued to or acquired by any Shareholder or any of their controlled Affiliates.

(b) Stop Transfer. In furtherance of this Agreement, Shareholder hereby authorizes and instructs the Company (including through the Company’s transfer agent) to enter a stop transfer order to give effect to Section 4(a) with respect to all the Covered Shares. Shareholder agrees that it will cause the Company, as promptly as practicable after the date of this Agreement, to make a notation on its records and give instructions to the transfer agent for the Covered Shares not to permit, during the term of this Agreement, the Transfer of the Covered Shares in violation of the terms of this Agreement.

(c) Communications. Unless required by Applicable Law, Shareholder shall, and shall cause its Representatives to, consult with Parent before issuing any press release or otherwise making any public statement with respect to the Offer, the Purchase Agreement or this Agreement. Shareholder hereby (i) consents to and authorizes the publication and disclosure by Parent of such Shareholder’s identity and holding of Covered Shares, and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement in any public disclosure document required by Applicable Law in connection with the Offer or the Reorganization or any other transactions contemplated by the Purchase Agreement and (ii) agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by Shareholder specifically for use in any such disclosure document.

Section 6 Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent as follows:

(a) Title. As of the date hereof, Shareholder is the sole record and beneficial owner of the Shares and beneficial owner of the other Equity Interests in the Company, in each case, set forth on Schedule I (the “Disclosed Owned Shares”). The Disclosed Owned Shares

constitute all the Shares and other Equity Interests owned of record or beneficially by Shareholder or its controlled Affiliates on the date hereof, and such Shareholder and its respective controlled Affiliates is not the beneficial owner of any other Shares or other Equity Interests. Such Shareholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Section 4 and Section 5 hereof and all other matters set forth in this Agreement, in each case with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights that would prevent such Shareholder from performing its obligations under this Agreement, subject to applicable securities laws and the terms of this Agreement. Except as permitted by this Agreement, the Covered Shares are now, and at all time during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of any Liens that would prevent such Shareholder from performing its obligations under this Agreement.

(b) Authority. Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. In the event that any Shareholder is, or any of such Shareholder’s Covered Shares are held by, a Person that is not an individual, the execution, delivery and performance by such Person of this Agreement, the performance by such Person of its obligations hereunder and the consummation by such Person of the transactions contemplated hereby have been duly and validly authorized by such Person and no other actions or proceedings on the part of such Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by such Person of its obligations hereunder or the consummation by such Person of the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Shareholder, and, assuming due authorization, execution and delivery by Parent and Buyer, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Applicable Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) No Conflict or Default. Except for any competition, antitrust and investment Applicable Laws or regulations of foreign jurisdictions and the 1934 Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby and the compliance by Shareholder with the provisions hereof. None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to such Shareholder or any of such Shareholder’s properties or assets, (iii) constitute a violation by such Shareholder of any Applicable Law or regulation of any jurisdiction or (iv) contravene or conflict with such Shareholder’s memorandum and articles of association (as applicable), in each case, except for any conflict, breach, default or violation described above which would not adversely affect in any material respect the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(d) No Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Shareholder, threatened in writing against such Shareholder at law or in equity before or by any Governmental Authority that would reasonably be expected to materially impair or delay the ability of such Shareholder to perform timely its obligations under this Agreement or to tender its Shares into the Offer as contemplated by Section 2(a).

(e) No Fees. No Shareholder has employed any investment banker, broker, financial advisor, finder or other intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s, financial advisory or similar fee or commission from Parent or Buyer in connection with this Agreement or the transactions contemplated by this Agreement.

(f) Receipt; Reliance. Shareholder has received and reviewed a copy of the Purchase Agreement. Shareholder understands and acknowledges that Parent and Buyer are entering into the Purchase Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 7 Representations and Warranties of Parent and Buyer. Parent hereby represents and warrants to Shareholder as follows:

(a) Authority. Each of Parent and Buyer has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Buyer of this Agreement, the performance by each of Parent and Buyer of its respective obligations hereunder and the consummation by each of Parent and Buyer of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Buyer, as applicable, and no other actions or proceedings on the part of each of Parent and Buyer are necessary to authorize the execution and delivery by it of this Agreement, the performance by each of Parent and Buyer of its obligations hereunder or the consummation by each of Parent and Buyer of the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by each of Parent and Buyer and, assuming due authorization, execution and delivery by Shareholder, constitutes a legal, valid and binding obligation of each of Parent and Buyer, enforceable against each of Parent and Buyer, as applicable, in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Applicable Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) No Conflict or Default. Except for any competition, antitrust and investment Applicable Laws or regulations of foreign jurisdictions and the 1934 Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement by each of Parent and Buyer, the consummation by each of Parent and Buyer of the transactions contemplated hereby and the compliance by each of Parent and Buyer with the provisions hereof. None of the execution and delivery of this Agreement by each of Parent and Buyer, the consummation by each of Parent and Buyer of the transactions contemplated hereby or compliance by each of Parent and Buyer with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which each of Parent and Buyer is a party or by which each of Parent and Buyer, as applicable, or any of each of Parent’s and Buyer’s, as applicable properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to each of Parent and Buyer or any of each of Parent’s and Buyer’s properties or assets, (iii) constitute a violation by either Parent or Buyer of any Applicable Law or regulation of any jurisdiction or (iv) contravene or conflict with either of Parent’s or Buyer’s memorandum and articles of association (as applicable), in each case, except for any conflict, breach, default or violation described above which would not adversely affect in any material respect the ability of either Parent or Buyer to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(c) Other Tender Agreements. As of the date hereof, each of Parent and Buyer represents and warrants that it has not entered into any agreement with another shareholder of the Company covering the matters contemplated hereby which contains terms more favorable in any material respect to such shareholder than are provided to Shareholder in this Agreement.

Section 8 Termination. This Agreement shall terminate upon the earliest of (a) the mutual written agreement of Parent and Shareholder, (b) the Closing, (c) the acquisition by Parent or Buyer of 100% of the outstanding Shares (d) the termination of the Purchase Agreement in accordance with its terms, or (e) the date of any modification, waiver or amendment to the Purchase Agreement in a manner that decreases the Offer Consideration or changes the form of the Offer Consideration; provided that (i) nothing in this Agreement shall relieve any party hereto from liability for any breach of this Agreement prior to its termination and (ii) Section 9 hereof shall survive any termination of this Agreement.

Section 9 No Limitation. Nothing in this Agreement shall be construed to prohibit, limit or affect any Shareholder or any of the Representatives of Shareholder who is an officer of the Company or member of the Boards from (i) taking any action (or omitting to take any action) in his or her capacity as an officer of the Company or member of the Boards, including in exercising rights under the Purchase Agreement, and/or from taking any action with respect to any Alternative Transaction Proposal in his or her capacity as such an officer or director and (ii) exercising its or their fiduciary duties as an officer or director to the Company or its stakeholders.

Section 10 Miscellaneous. (a) Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(b) Reasonable Efforts. Subject to the terms and conditions of this Agreement and the Purchase Agreement, Shareholder agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the arrangements contemplated hereby. Upon Parent’s reasonable request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the arrangements contemplated hereby. Without limiting the foregoing, Shareholder shall execute and deliver to Parent and any of its designees any proxies, including with respect to Additional Owned Shares, reasonably requested by Parent with respect to such Shareholder’s voting and consent obligations under this Agreement.

(c) No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted or purported assignment in violation of this Section 10(c) will be null and void; provided, however, that each of Parent or Buyer may assign this Agreement and any of their respective rights and obligations hereunder to any Affiliate of Parent without the consent of Shareholder, but no such assignment shall relieve Parent or Buyer, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

(d) Binding Successors. Without limiting any other rights Parent may have hereunder in respect of any Transfer of the Covered Shares, Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by such Shareholder and its controlled Affiliates and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including, without limitation, Shareholder’s heirs, guardians, administrators, representatives or successors.

(e) Modification or Amendments. Subject to the provisions of Applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto with respect to any of the terms contained herein.

(f) Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally or sent via facsimile or electronic mail (receipt confirmed), (ii) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery) or (iii) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Buyer, to:

Avast Holding B.V.

c/o Avast Software s.r.o.

Trianon Office Building

Budejovicka 1518/13A

140 00 Prague 4 – Michle

Czech Republic

Attention:         Alan Rassaby

Email:              rassaby@avast.com

with a copy, which shall not constitute notice, to:

White & Case LLP

5 Old Broad Street

London EC2N 1DW

United Kingdom

Attention:         Ian Bagshaw, Esq.

                          Caroline Sherrell, Esq.

Facsimile:        +44 20 7532 1001

Email:              ian.bagshaw@whitecase.com

                          caroline.sherrell@whitecase.com

and

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036-2787

Attention:         Chang-Do Gong, Esq.

Facsimile:         (212) 354 8113

Email:               cgong@whitecase.com

and

De Brauw Blackstone Westbroek N.V.

Claude Debussylaan 80

1070 AB Amsterdam

PO Box 75084

Amsterdam 1070 AB

Netherlands

Attention:         Ton Schutte

Email:               Ton.Schutte@debrauw.com

if to Shareholder:

At the address and facsimile number set forth on Schedule I hereto, to:

with copies, which shall not constitute notice, to:

Van Campen Liem

J.J. Viottastraat 52

1071 JT Amsterdam

Attention: Marc Van Campen

Facsimile: + 31 20 760 1699

Email: marc.vancampen@vancampenliem.com

(g) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

(h) Specific Performance and Other Remedies. The parties hereto agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (i) by seeking any remedy provided for in this Section 10(h), a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (ii) nothing contained in this Section 10(h) shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 10(h) before exercising any other right under this Agreement.

(i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with such party’s obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(k) Submission to Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in any state or United States federal court located in the State of Delaware, United States, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(f) shall be deemed effective service of process on such party.

(l) Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NEITHER THE OTHER PARTY HERETO NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 10(l). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(m) Interpretation. The descriptive headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear.

(n) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

(o) Expenses. Except as otherwise expressly provided in this Agreement, all direct and indirect costs and expenses incurred in connection with this Agreement shall be borne by the party incurring such expenses.

(p) No Ownership Interest. Shareholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent or Buyer any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Shareholder in the voting of any of the Covered Shares, except as otherwise provided in this Agreement. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the 1934 Act or any other similar provision of Applicable Law.

[Signature page follows.]

IN WITNESS WHEREOF, each of Parent, Buyer and Shareholder has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

Avast Holding B.V.

By:	/s/ Alan Rassaby
Name:	Alan Rassaby
Title:	Managing Director A

By:	/s/ Stefan Boermans
Name:	Stefan Boermans
Title:	Managing Director B

Avast Software B.V.

By:	/s/ Alan Rassaby
Name:	Alan Rassaby
Title:	Managing Director A

By:	/s/ Stefan Boermans
Name:	Stefan Boermans
Title:	Managing Director B

[Signature Page to Tender Agreement]

IN WITNESS WHEREOF, each of Parent, Buyer and Shareholder has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

CVP II, Inc. by its sole Managing Director

PES (Anguilla) Ltd.

By:	/s/ Tyrzka Tweeboom

By:	PES (Anguilla) Ltd.
Its:	Managing director
By:	Tyrzka Tweeboom
Its:	Director

[Signature Page to Tender Agreement]

Schedule I

Name of Shareholder	Number of Shares
CVP II, Inc.	1,408,351

CVP II, Inc.

201 The Rogers Office Building

Edwin Wallace Rey Drive

George HilL, Anguilla

Attention: Tyrzka Tweeboom

Email: T.Tweeboom@pestrust.com

Facsimile: +5999 465 4864

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